EXHIBIT 99.1


FIRST                                                         FOR
FEDERAL                                                 IMMEDIATE
BANCSHARES                                                RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601              FOR FURTHER INFORMATION CONTACT:
                                    Larry J. Brandt/President-CEO
                                         Tommy Richardson/EVP-COO
                                          Sherri Billings/EVP-CFO
                                                     870-741-7641


           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - April 28, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,760,000 or $0.34 basic earnings per share and $0.32 diluted earnings per share during the first quarter of 2004 compared to net income of $1,984,000 or $0.39 basic earnings per share and $0.38 diluted earnings per share during the first quarter of 2003. The decrease of $224,000 or 11.3% was primarily due to an increase in noninterest expenses. Book value or stockholders' equity per share, at March 31, 2004, was $14.22.

Larry J. Brandt, President/CEO for the Corporation said, "We continued to add to shareholder value this quarter by increasing our cash dividend one cent per share for an 11.1% increase compared to the previous quarter (split-adjusted). Our strong capital base and continued profitability enabled us to pay our 29th consecutive quarterly dividend. We were successful in continuing to grow our loan portfolio during the quarter, as evidenced by the increase of over $21 million in net loans receivable which represents an annualized increase of 16.8%.
Loan production was a factor in our net interest margin improving to 3.61% and for our return on assets exceeding 1%. During this quarter, we also received regulatory approval for our third office in Mountain Home near the Wal-Mart Supercenter. We continue to look for opportunities for growth and expansion in Northwest Arkansas."

Total assets at March 31, 2004 amounted to $697.3 million, total liabilities were $621.7 million and stockholders' equity totaled $75.6 million or 10.8% of total assets. This compares with total assets of $690.7 million, total liabilities of $615.6 million and stockholders' equity of $75.1 million or 10.9% of total assets at December 31, 2003. At March 31, 2004 compared to December 31, 2003, cash and cash equivalents decreased $23.6 million or 42.0%, investment securities held to maturity increased $8.3 million or 10.3% and net loans receivable increased $21.6 million or 4.2%. At March 31, 2004, liabilities were $621.7 million compared to $615.6 million at December 31, 2003. The $6.1 million or 1.0% increase was primarily due to an increase of $7.3 million or 1.3% in deposits which was partially offset by a decrease in Federal Home Loan Bank ("FHLB") of Dallas advances of $2.1

                              1

million or 5.2%. Cash and cash equivalents and the funds available from the increase in deposits were used to fund loan growth, to invest in investment securities held to maturity, and pay down FHLB of Dallas advances. Stockholders' equity increased during the three month period ended March 31, 2004, due to net income in the amount of $1.8 million resulting from continued profitable operations, as well as the issuance of 74,170 shares of treasury stock totaling $745,000 as a result of the exercise of stock options. Such increase was partially offset by the purchase of 99,000 shares of treasury stock totaling $2.0 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $532,000.

Non-performing assets, consisting of nonaccrual and restructured loans and repossessed assets, amounted to $4.2 million or 0.60% of total assets at March 31, 2004, compared to $4.5 million or 0.65% of total assets at December 31, 2003. The allowance for loan losses amounted to $1.7 million at March 31, 2004 or 0.29% of total loans and $1.6 million at December 31, 2003 or 0.29% of total loans. As of March 31, 2004, the allowance for loan losses included $298,000 allocated to specific loans.

Net interest income, the primary component of net income, increased from $5.7 million for the three months ended March 31, 2003 to $5.9 million for the comparable period in 2004. Net interest margin for the three months ended March 31, 2004 was 3.61% compared to 3.55% for the same period in 2003.

The provision for loan losses decreased $20,000 to $259,000 for the three month period ended March 31, 2004 compared to $279,000 for the three month period ended March 31, 2003.

Noninterest income decreased $110,000 or 7.1% to $1.4 million for the three month period ended March 31, 2004 compared to $1.5 million for the three months ended March 31, 2003 primarily due to a decrease in profit on sale of mortgage loans in the secondary market. This decrease was partially offset by an increase in deposit fee income.

Noninterest expenses increased $441,000 or 10.9% between the 2003 and 2004 three month periods ended March 31. Such increase was primarily due to an increase in salaries and employee benefits and net occupancy expense.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. In April, the Bank began a new program to aggressively promote its checking products through direct mail, merchandising, and referrals. This program is expected to have a significant impact on new checking business. The Bank, in its 70th year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at
(870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.


                    Financial Tables Attached

                              2

           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (In thousands of dollars)
                           (Unaudited)


                                                 March 31,       December 31,
ASSETS                                              2004             2003
                                                 ---------       ------------
Cash and cash equivalents                         $32,573         $56,201
Investment securities held to maturity             88,661          80,379
Federal Home Loan Bank stock                        3,763           3,749
Loans receivable, net of allowances               534,353         512,756
Accrued interest receivable                         4,324           4,089
Real estate acquired in settlement of loans, net      597             822
Office properties and equipment, net               14,720          14,238
Cash surrender value of life insurance             17,313          17,102
Prepaid expenses and other assets                     980           1,317
                                                  -------         -------
  TOTAL ASSETS                                   $697,284        $690,653
                                                  =======         =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                         $580,847        $573,580
Federal Home Loan Bank advances                    37,490          39,562
Advance payments by borrowers for
  taxes and insurance                                 887             725
Other liabilities                                   2,478           1,708
  Total liabilities                               621,702         615,575
                                                  -------         -------
TOTAL STOCKHOLDERS' EQUITY                         75,582          75,078
                                                  -------         -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                         $697,284        $690,653
                                                  =======         =======



                                    3

           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               AND RELATED SELECTED OPERATING DATA
      (In thousands of dollars, except earnings per share)
                           (Unaudited)

                                                   Three Months Ended
                                                   March. 31,
                                                   ------------------------
                                                       2004         2003
                                                       -----       ------

  Interest income                                    $ 9,380     $ 10,091
  Interest expense                                     3,506        4,388
                                                       -----       ------
  Net interest income                                  5,874        5,703
  Provision for loan losses                              259          279
                                                       -----       ------
  Net interest income after
    provision for loan losses                          5,615        5,424
  Noninterest income                                   1,432        1,542
  Noninterest expenses                                 4,474        4,033
                                                       -----        -----
  Income before income taxes                           2,573        2,933
  Income tax provision                                   813          949
                                                       -----        -----
  Net income                                         $ 1,760     $  1,984
                                                       =====        =====
  Earnings Per Share:
    Basic                                            $  0.34     $   0.39
                                                        ====         ====
    Diluted                                          $  0.32     $   0.38
                                                        ====         ====

  Selected Operating Data (Quarter Annualized):
  --------------------------------------------
  Interest rate spread                                  3.50%        3.41%
  Net interest margin                                   3.61%        3.55%
  Return on average assets                              1.01%        1.16%
  Noninterest expenses to average assets                2.57%        2.36%
  Return on average equity                              9.33%       11.24%